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                                                                    EXHIBIT 21.1

Subsidiaries of the Registrant


1.       Internet Security Systems Gmbh (Germany)
2.       Internet Security Systems Iberia Sl (Spain)
3.       Internet Security Systems, Inc. (Georgia)
4.       Internet Security Systems KK (Japan)
5.       Internet Security Systems Latin America, Inc. (Florida)
6.       Internet Security Systems Ltd. (United Kingdom)
7.       Internet Security Systems Ltda. (Brazil)
8.       Internet Security Systems Nordic AB (Sweden)
9.       Internet Security Systems NV (Belgium)
10.      Internet Security Systems Pty. Ltd. (Australia)
11.      Internet Security Systems; S. de R.L. de C.V. (Mexico)
12.      Internet Security Systems Sarl (France)
13.      Internet Security Systems Srl (Italy)
14.      ISS Group, Inc. (Delaware)
15.      ISS Internet Security Solutions Pte. Ltd. (Singapore)
16.      ISS Investment Holdings, Inc. (Delaware)
17.      ISSX Internet Security Systems AG (Switzerland)
18.      Network ICE Corporation (California)
19.      TriSecurity Holdings Pte. Ltd. (Singapore)
20.      TriSecurity Pte. Ltd. (Singapore)
21.      vCIS, Inc. (California)
22.      vCIS Pty. Ltd. (Australia)